                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                                 BIOMET, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                                 BIOMET, INC.
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Date filed:

- --------------------------------------------------------------------------------

                             [BIOMET, INC. LOGO]


To the Shareholders of Biomet, Inc.:

     You are cordially invited to attend the Annual Meeting of Shareholders of Biomet, Inc. (the "Company") to be held on Friday, September 27, 1996, at 1:30 p.m., local time, at the Century Center, 120 South St. Joseph Street, South Bend, Indiana.

     At the meeting, shareholders will vote on the election of five persons to the Board of Directors and the ratification of the selection of Coopers & Lybrand L.L.P., as independent accountants for the coming year. Details can be found in the accompanying Notice and Proxy Statement.

     We hope you are planning to attend the Annual Meeting personally and we look forward to meeting with you. Please check the appropriate "attendance" box on your proxy card. However, because the vote of each shareholder is of utmost importance, we kindly request that you complete, date and sign your proxy card and return it to us promptly in the enclosed envelope, whether or not you currently plan to attend the Annual Meeting. You may revoke your proxy at any time before it is voted by giving written notice to the Secretary of the Company or by filing a properly executed proxy bearing a later date.

     On behalf of the Board of Directors and management of Biomet, Inc., I would like to extend our appreciation for your continued support and confidence.

                                  Sincerely yours,

                                  BIOMET, INC.


                                  /s/ Dane A. Miller, Ph.D.

                                  Dane A. Miller, Ph.D.
                                  President and Chief
                                  Executive Officer

                             [BIOMET, INC. LOGO]


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD SEPTEMBER 27, 1996

TO THE SHAREHOLDERS OF BIOMET, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Biomet, Inc. (the "Company") will be held on Friday, September 27, 1996, at 1:30 p.m., local time, at the Century Center, 120 South St. Joseph Street, South Bend, Indiana, for the following purposes:

(1) To elect five directors to serve for terms of three years each.

(2) To ratify the selection by the Board of Directors of Coopers & Lybrand L.L.P., as independent accountants for the Company for the fiscal year ending May 31, 1997.

(3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Shareholders of record as of the close of business on July 19, 1996 are entitled to receive notice of and to vote at the Annual Meeting.

     We urge you to date, sign and mail the enclosed proxy in the envelope provided, even if you hold only a few shares and whether or not you expect to be present in person. You may revoke your proxy at any time prior to its exercise by filing with the Secretary of the Company a properly executed instrument revoking such proxy or by filing a properly executed proxy bearing a later date.


                                        By Order of the Board of Directors,


                                        /s/ Daniel P. Hann

                                        Daniel P. Hann, Secretary

August 14, 1996
Warsaw, Indiana

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                             [BIOMET, INC. LOGO]


                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD SEPTEMBER 27, 1996

                              GENERAL INFORMATION

     This Proxy Statement is furnished to the shareholders of Biomet, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Shareholders to be held at the Century Center, 120 South St. Joseph Street, South Bend, Indiana, on Friday, September 27, 1996, at 1:30 p.m., local time, or any adjournment thereof. This Proxy Statement and the accompanying form of proxy were first mailed to shareholders on or about August 14, 1996.

     Each properly executed proxy returned prior to the meeting will be voted in accordance with the directions contained therein. Proxies may be revoked at any time prior to exercise by written notice to the Secretary of the Company or by filing a properly executed proxy bearing a later date. Appropriate forms will be available at the Annual Meeting for persons who wish to vote in person.

     As of July 19, 1996, the record date for the Annual Meeting, there were 115,614,201 Common Shares of the Company issued and outstanding, each of which is entitled to one vote on each matter to come before the meeting. Shareholders do not have cumulative voting rights.

     All expenses in connection with the solicitation of proxies will be paid by the Company. The Company will also provide to all brokers, dealers, banks and voting trustees, and their nominees, copies of this Proxy Statement, the accompanying form of proxy and the Annual Report for mailing to beneficial owners and, upon request therefor, will reimburse such record holders for their reasonable expenses in connection therewith. The Company expects to solicit proxies primarily by mail, but directors, officers and employees of the Company may also solicit in person or by telephone.

     Shareholder proposals to be considered for presentation at the 1997 Annual Meeting of Shareholders must be submitted in writing and received by the Company's Secretary by April 1, 1997. The mailing address of the principal executive offices of the Company is Airport Industrial Park, P.O. Box 587, Warsaw, Indiana 46581-0587.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain data with respect to those persons known by the Company to be the beneficial owners of more than 5% of the issued and outstanding Common Shares of the Company as of July 19, 1996.
Except as otherwise indicated in the notes to the table, each person has sole voting and investment power with respect to the shares indicated.

NAME AND ADDRESS OF              AMOUNT AND NATURE            PERCENT
 BENEFICIAL OWNER             OF BENEFICIAL OWNERSHIP         OF CLASS
 ----------------             -----------------------         --------

State Farm Mutual Automobile          8,277,000(1)               7.2%
 Insurance Company and
 related entities
One State Farm Plaza
Bloomington, Illinois 61710

Wellington Management Company         7,645,890(2)               6.6%
75 State Street
Boston, Massachusetts 02109



   (1)According to information contained in a Schedule 13G filing with the Securities and Exchange Commission made by State Farm Mutual Automobile Insurance Company ("State Farm") dated January 22, 1996, State Farm has sole voting and investment power with respect to these shares, all of which were acquired for investment purposes in the ordinary course of its business.

   (2)Wellington Management Company ("WMC") is an investment adviser registered with the Securities and Exchange Comission under the Investment Advisers Act of 1940, as amended. According to information obtained from WMC dated August 5, 1996, WMC has shared voting power for 4,239,960 shares, no voting power for 3,405,930 shares and shared investment power for 7,645,890 shares, all of which were acquired for investment purposes in the ordinary course of its business.

              SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth beneficial ownership of Common Shares of the Company as of July 19, 1996 by each director of the Company, each executive officer of the Company named in the Summary Compensation Table herein, and by all directors and executive officers of the Company as a group. Unless otherwise stated, the beneficial owners exercise sole voting and/or investment power over their shares.



    NAME OF                           NUMBER OF               PERCENT
BENEFICIAL OWNER               SHARES BENEFICIALLY OWNED      OF CLASS
- ----------------               -------------------------      --------

Garry L. England                      136,378  (1)              0.1%
Jerry L. Ferguson                    1,764,064 (2)              1.5%
Ronald R. Fisher                       706,272 (3)              0.6%
Daniel P. Hann                          58,171 (4)               *
C. Scott Harrison, M.D.                495,673 (5)              0.4%
M. Ray Harroff                         123,648 (6)              0.1%
Thomas F. Kearns, Jr.                    2,000                   *
Dane A. Miller, Ph.D.                4,880,147 (7)              4.2%
Jerry L. Miller                      2,302,510 (8)              2.0%
Kenneth V. Miller                      137,259 (9)              0.1%
Charles E. Niemier                     437,307 (10)             0.4%
Niles L. Noblitt                     2,952,642 (11)             2.6%
Marilyn Tucker Quayle                    5,000 (12)              *
L. Gene Tanner                          70,000                   *

All Directors and Executive
Officers as a Group
(17 persons, including the          14,308,635 (13)            12.4%
foregoing)

- --------------
*Represents less than .1% of the Company's issued and outstanding Common
Shares.

(1) Includes 27,036 shares held jointly with his wife, as to which Mr. England has shared voting and investment power; 8,958 shares held for Mr. England's account in the Company's Employee Stock Bonus Plan qualified under Section 401(a) of the Internal Revenue Code (the "ESBP"), as to which Mr. England has voting power but no investment power; 12,877 shares held in Mr. England's account in the Company's Profit Sharing Plan and Trust qualified under Section 401(k) of the Internal Revenue Code (the "Profit Sharing Plan"), as to which Mr. England has no voting or investment power; 1,800 shares held in an individual retirement account ("IRA") for Mr. England's benefit as to which he has investment power but no voting power; and 20,850 shares subject to options exercisable within 60 days.

(2) Includes 1,277,756 shares held jointly with his wife, as to which Mr. Ferguson has shared voting and investment power; 210,836 shares owned of record by his wife and 17,280 shares held in an IRA for her benefit, as to which Mr. Ferguson has no voting or investment power and disclaims beneficial ownership; 464 shares held for Mr. Ferguson's account in the ESBP; and 26,136 held in an IRA for his benefit as to which Mr. Ferguson has investment power but no voting power.

(3) Includes 39,020 shares held jointly with his wife, as to which Mr. Fisher has shared voting and investment power; 5,300 shares owned of record by Mr. Fisher's wife and 7,580 shares held in an IRA for her benefit, as to which Mr. Fisher has no voting or investment power and disclaims beneficial ownership; 1,400 shares held in an IRA for Mr. Fisher's benefit as to which he has investment power but no voting power; 137,500 shares held in trust for the benefit of Mr. Fisher's children and 9,280 shares held in trust for his minor grandchildren as to which Mr. Fisher has no voting or investment power and disclaims beneficial ownership; and 118,800 shares held in an employee benefit fund for which Mr. Fisher holds no voting or investment power and disclaims beneficial ownership.

(4) Includes 200 shares as to which Mr. Hann has shared voting and investment power; 3,409 shares held for Mr. Hann's account in the ESBP, as to which Mr. Hann holds voting power but no investment power; 4,277 shares held in Mr. Hann's account in the Company's Profit Sharing Plan, as to which Mr. Hann has no voting or investment power; and 16,875 shares subject to options exercisable within 60 days.

(5) Includes 230,538 shares subject to options exercisable by Dr. Harrison within 60 days.

(6) Includes 41,914 shares owned of record by his wife, as to which Mr. Harroff has no voting or investment power and disclaims beneficial ownership; and 26,136 shares held in an IRA for Mr. Harroff's benefit as to which he has investment power but no voting power.

(7) Includes 4,791,250 shares held jointly with his wife, as to which Dr. Miller has shared voting and investment power; 19,988 shares held in an IRA for the benefit of his wife, as to which Dr. Miller has no voting or investment power and disclaims beneficial ownership; 45,988 held in an IRA for the benefit of Dr. Miller as to which he has investment power but no voting power; 12,869 shares held for Dr. Miller's account in the ESBP, as to which Dr. Miller holds voting power but no investment power; and 8,634 shares held in Dr. Miller's account in the Company's Profit Sharing Plan, as to which he has no voting or investment power.

(8) Includes 110,000 shares held in trust for the benefit of Mr. Miller's minor children as to which he has shared voting and investment power and disclaims beneficial ownership and 11,120 shares owned by a non-profit corporation for which Mr. Miller serves as a Director, as to which he has shared voting and investment power.

(9) Includes 11,120 shares owned by a non-profit corporation for which Mr. Miller serves as a Director, as to which he has shared voting and investment power, and 900 shares held in an IRA for Mr. Miller's benefit as to which he has investment power but no voting power.

(10) Includes 114,584 shares owned of record by Mr. Niemier's wife and 13,588 shares held in an IRA for her benefit, as to which Mr. Niemier has no voting or investment power and disclaims beneficial ownership; 31,592 shares held in an IRA for Mr. Niemier's benefit as to which he has investment power but no voting power; 10,949 shares held for Mr. Niemier's account in the ESBP, as to which Mr. Niemier holds voting power but no investment power; 15,397 shares held in Mr. Niemier's account in the Company's Profit Sharing Plan, as to which he has no voting or investment power; 133,488 shares held in trust for the benefit of Mr. Niemier's minor children as to which he has no voting or investment power and disclaims beneficial ownership; and 3,125 shares subject to options exercisable within 60 days.

(11) Includes 1,441,694 shares owned of record by Mr. Noblitt's wife and 14,400 shares held in an IRA for her benefit, as to which Mr. Noblitt holds no voting or investment power and disclaims beneficial ownership; 20,412 shares owned of record by his children, as to which Mr. Noblitt has no voting or investment power and disclaims beneficial ownership; 21,600 shares held jointly with his wife, as to which he has shared voting and investment power; 24,660 shares held in an IRA for the benefit of Mr. Noblitt as to which he has investment power but no voting power; 13,392 shares held for Mr. Noblitt's account in the ESBP, as to which he holds voting power but no investment power; and 15,029 shares held in Mr. Noblitt's account in the Company's Profit Sharing Plan, as to which he has no voting or investment power.

(12) Includes 5,000 shares subject to options exercisable by Ms. Quayle within 60 days.

(13) Includes 62,199 shares subject to options exercisable within 60 days held by three executive officers of the Company who are not directors and are not named in the Summary Compensation Table herein; 13,155 shares held in the ESBP for the accounts of these executive officers, as to which they have voting power but no investment power; and 12,593 shares held in the Company's Profit Sharing Plan for the accounts of these executive officers, as to which they have no voting or investment power.


                         ELECTION OF DIRECTORS (ITEM 1)

     The Company's Bylaws divide the Board of Directors into three classes, with one class to be elected at each annual meeting of shareholders. At the Annual Meeting, the shareholders will vote to elect five directors in Class I to serve for a three-year term expiring in 1999, and until their successors are elected and qualified. Class II Directors and Class III Directors will not be elected at the Annual Meeting and will continue in office until the annual meetings of shareholders to be held in 1997 and 1998, respectively. The Board of Directors has nominated the persons named below for election as Class I Directors. The name, age, business background and tenure as a director of the Company of each nominee and each director continuing in office are set forth below. Jerry L. Miller and Kenneth V. Miller are brothers; no other family relationship exists among any of the nominees or continuing directors. Except as otherwise indicated, the principal occupations of the nominees and continuing directors have not changed during the last five years. The nominees for director have consented to serve, if elected, and the Company has no reason to believe that any of the nominees will be unable to serve.

Should any nominee become unavailable for any reason, proxies will be voted for an alternate candidate chosen by the Board of Directors, unless the Board of Directors reduces the number of directors. To be elected a director, a nominee must receive the affirmative vote of a plurality of votes of the Common Shares present or represented at the meeting and entitled to vote in the election of directors. Withheld votes and broker non-votes (which are treated as "withheld" votes) are not counted as votes in favor of any nominee. Unless authority to vote for a nominee is withheld, the accompanying proxy will be voted FOR the nominees named.

DIRECTORS STANDING FOR ELECTION
NAME, AGE AND BUSINESS EXPERIENCE

CLASS I:  FOR A THREE-YEAR TERM EXPIRING AT THE 1999 ANNUAL MEETING OF
SHAREHOLDERS

C. SCOTT HARRISON, M.D., age 59 . . . . . . . . . . . . .  Director since 1994
Member: Executive Committee. Dr. Harrison has served as a consultant to the Company since January 1995. Prior thereto, Dr. Harrison was the President, Chief Executive Officer and Chairman of the Board of Kirschner Medical Corporation.


NILES L. NOBLITT, age 45. . . . . . . . . . . . . . . . .  Director since 1977
Member:   Executive, Audit and Stock Option Committees.  Mr. Noblitt is the
Chairman of the Board of the Company and is one of its four founders. Mr. Noblitt is a trustee of Rose Hulman Institute of Technology.

KENNETH V. MILLER, age 48. . . . . . . . . . . . . . . . Director since 1979
Member:  Executive, Nominating, Audit, Compensation and Stock Option
Committees. Mr. Miller is a principal in Havirco, Inc. (private investment management), and is a director and a member of the Compensation Committee of the board of directors of Hansvedt Industries, Inc. (machine tool manufacturer).

L. GENE TANNER, age 63 . . . . . . . . . . . . . . . . . . Director since 1985
Mr. Tanner is Vice Chairman of the Board of NatCity Investments, Inc. (investment banking firm). Mr. Tanner is a director of Circle Ventures, Inc. (venture capital fund).

MARILYN TUCKER QUAYLE, age 47 . . . . . . . . . . . . . . Director since 1993
Ms. Quayle is an attorney engaged in private practice as a partner for the Indianapolis, Indiana law firm of Krieg, DeVault, Alexander and Capehart. She is also Vice President and Treasurer of BTC, Inc. (public speaking company). Previously, Ms. Quayle was Chairman of the International Disaster Advisory Committee, Agency for International Development.

DIRECTORS CONTINUING IN OFFICE
NAME, AGE AND BUSINESS EXPERIENCE

CLASS II:  TERM EXPIRES AT THE 1997 ANNUAL MEETING OF SHAREHOLDERS

DANE A. MILLER, PH.D., age 50  . . . . . . . . . . . . .  Director since 1977
Member:   Executive, Compensation and Stock Option Committees.  Dr. Miller is
the President and Chief Executive Officer of the Company and is one of its four founders. Dr. Miller is a director of 1st Source Corporation (bank holding company), a trustee of General Motors Institute and serves on the Engineering Advisory Committee of the University of Cincinnati.

JERRY L. FERGUSON, age 55 . . . . . . . . . . . . . . . . Director since 1978
Member: Executive and Nominating Committees. Mr. Ferguson is one of the four founders of the Company and has served as the Company's Senior Vice President since December 1994. He previously served as Special Projects Advisor to the Company from December 1993 to December 1994. Prior thereto, Mr. Ferguson was the owner of Classic Car Centre, Inc. (automobile dealership).




THOMAS F. KEARNS, JR., age 59. . . . . . . . . . . . . . . Director since 1978
Mr. Kearns is a retired partner of Bear, Stearns & Co., Inc. (investment banking firm). Mr. Kearns is a director of PharmaKinetics Laboratories, Inc. (contract research organization), Chairman of the Board of OnGard Systems, Inc. (manufacturer of sterilization equipment) and a trustee of the University of North Carolina Foundation.

DANIEL P. HANN, age 41. . .  . . . . . . . . . . . . . .  Director since 1983
Mr. Hann is the Vice President, General Counsel and Secretary of the Company. Mr. Hann is a director or trustee of several civic and charitable organizations, including The Indiana Nature Conservancy.

CLASS III:  TERM EXPIRES AT THE 1998 ANNUAL MEETING OF SHAREHOLDERS

RONALD R. FISHER, age 62. .  . . . . . . . . . . . . .Director since 1994
Mr. Fisher was President of Ronald R. Fisher & Associates, Inc. (distributor of the Company's products) prior to his retirement in December 1994.

M. RAY HARROFF, age 56 . . . . . . . . . . . . . . . . Director since 1977
Mr. Harroff, one of the four founders of the Company, is President of Stonehenge Golf Club, Inc. (golf country club) and Stonehenge Links Village Development (real estate development).

JERRY L. MILLER, age 50 . .  . . . . . . . . . . . . . . Director since 1979
Member: Executive, Nominating, Audit, Compensation and Stock Option Committees. Mr. Miller is a principal in Havirco, Inc. (private investment management). Mr. Miller is a director and a member of the Compensation Committee of the board of directors of Hansvedt Industries, Inc. (machine tool manufacturer).

CHARLES E. NIEMIER, age 40 . . . . . . . . . . . . . . . . Director since 1987
Mr. Niemier has served as Senior Vice President - International Operations of the Company since November 1991. Prior thereto he served as Senior Vice President - Warsaw Operations of the Company. Mr. Niemier is a director of Acordia School of Benefits, Inc. (third party insurance administrator). He is also a director or trustee of several educational, civic and charitable organizations, including Valparaiso University.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS


     The Board of Directors of the Company has an Executive Committee comprised of Dane A. Miller, Niles L. Noblitt, Jerry L. Ferguson, C. Scott Harrison, Kenneth V. Miller and Jerry L. Miller. The Board of Directors also has a Nominating Committee comprised of Jerry L. Ferguson, Jerry L. Miller and Kenneth V. Miller; an Audit Committee comprised of Jerry L. Miller, Kenneth V. Miller and Niles L. Noblitt; a Compensation Committee comprised of Dane A. Miller, Jerry L. Miller and Kenneth V. Miller; and a Stock Option Committee comprised of Dane A. Miller, Jerry L. Miller, Kenneth V. Miller and Niles L. Noblitt.

     The Executive Committee has full authority from the Board of Directors to conduct the business of the Company within the limits prescribed by Indiana law.

     The Nominating Committee is responsible for, among other things, receiving and reviewing recommendations for nominations to the Board of Directors, establishing eligibility criteria and procedures for identifying potential nominees to the Board of Directors and recommending individuals as nominees for election to the Board of Directors. The Nominating Committee will consider for nomination as directors persons recommended by shareholders provided that such recommendations are in writing and delivered to the Secretary, Biomet, Inc., Airport Industrial Park, P.O. Box 587, Warsaw, Indiana 46581-0587, and delivered to or mailed and received at such address not less than sixty days nor more than ninety days prior to the Annual Meeting of Shareholders. In the event that less than seventy days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, any notice of nomination by a shareholder must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

     The function of the Audit Committee is to monitor the internal controls and financial reporting of the Company and its subsidiaries; to review these matters with the President and Chief Executive Officer and the Company's independent accountants; to review the scope and parameters of the independent accountants' audit of the Company's consolidated financial statements; to review the scope and parameters of the findings of the Company's internal auditor; to establish policies and make recommendations to the Board of Directors with respect to approval of transactions between the Company and its directors, officers and employees; and to make recommendations to the Board of Directors concerning the annual appointment of the Company's independent accountants.

     The Compensation Committee is responsible for administering the compensation programs for the executive officers and employees of the Company.

     The Stock Option Committee administers the stock option plans of the Company. Presently, no member of the Stock Option Committee participates in any of these plans with the exception that the two non-employee director members, Jerry L. Miller and Kenneth V. Miller, each receives an option to purchase 5,000 Common Shares of the Company every three years during his service as a non-employee director of the Company pursuant to the terms of the Biomet, Inc. 1992 Employee and Non-Employee Director Stock Option Plan.

     The Board of Directors, the Executive Committee, the Nominating Committee, the Audit Committee, the Compensation Committee and the Stock Option Committee of the Company met 4 times, 6 times, 1 time, 3 times, 2 times and 2 times, respectively, during the past fiscal year. No director attended fewer than 75% of the aggregate of the meetings of the Board of Directors of any committee of the Board of Directors of which he or she was a member.


COMPENSATION OF DIRECTORS

     Each director of the Company who is not an employee receives an annual fee of $7,500, plus $600 and reimbursement for travel expenses for each meeting of the Board of Directors attended in person and a fee of $300 for attending a meeting by telephone. Directors who are employees of the Company receive a fee of $600 for each board meeting attended in person and a fee of $300 for attending a meeting by telephone. Each member of the Executive Committee of the Board of Directors who is not an employee of the Company receives an additional annual fee of $7,500, plus $600 and reimbursement for travel expenses for each committee meeting attended in person and a fee of $300 for attending a committee meeting by telephone. Each member of the Nominating, Audit and Compensation Committees of the Board of Directors receives $600 for each committee meeting attended in person and $300 for attending a committee meeting by telephone, unless such meetings are held in conjunction with a meeting of the Board of Directors or Executive Committee. No fees are paid for attending meetings of the Stock Option Committee.

     Each director who is not an employee of the Company is automatically granted an option to purchase 5,000 Common Shares of the Company every three years during his or her service on the Board of Directors pursuant to the terms of the Biomet, Inc. 1992 Employee and Non-Employee Director Stock Option Plan (the "Plan"). The Plan provides that the purchase price of option shares may not be less than the fair market value per Common Share on the date of grant and the term of the option may not exceed ten years from the date of grant. Under the terms of the Plan, neither the Board of Directors nor the Compensation Committee has the authority to alter or modify the number of option shares granted or interval of grants to the non-employee directors.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 1996, the Compensation Committee was comprised of Dane
A. Miller, Jerry L. Miller and Kenneth V. Miller. Dane A. Miller serves as the Company's President and Chief Executive Officer.







                             EXECUTIVE COMPENSATION

GENERAL

     The following Summary Compensation Table sets forth, for the three years ending May 31, 1996, certain information with respect to the compensation of the Company's President and Chief Executive Officer and the four other most highly compensated executive officers who served in such capacities as of May 31, 1996.

                           SUMMARY COMPENSATION TABLE


                                                                      LONG TERM
                                                  ANNUAL             COMPENSATION         ALL OTHER
                             FISCAL YEAR        COMPENSATION           AWARDS           COMPENSATION(1)
NAME AND PRINCIPAL POSITION  ENDED MAY 31  SALARY ($)  BONUS ($)  STOCK OPTIONS (#)         ($)
- ---------------------------  ------------- ----------  ---------  -----------------     -------------

Dane A. Miller, Ph.D.           1996          182,000    129,281            -                11,575
  President and                 1995          167,707    110,000            -                14,395
  Chief Executive Officer       1994          154,665     91,600            -                14,095

Niles L. Noblitt                1996          182,000    129,281            -                11,575
  Chairman of the Board         1995          167,707    110,000            -                14,395
                                1994          154,665     91,600            -                14,095

Jerry L. Ferguson               1996          163,706    129,408            -                 6,900
  Senior Vice President         1995           72,552     86,700            -                53,900(2)
                                1994                -          -            -                54,800(2)

Garry L. England                1996          168,939    115,500            -                 9,175
Senior Vice President -         1995          153,045     88,700            -                11,695
  Warsaw Operations             1994          141,545     95,400          25,000             11,695

Charles E. Niemier              1996          180,399     91,099            -                11,575
 Senior Vice President -        1995          166,199     88,000            -                14,395
  International Operations      1994          155,530     95,400          25,000             14,095



(1) Represents the value of the Company's contribution to the Employee Stock Bonus Plan and the Profit Sharing Plan. Also includes director fees paid to Dr. Miller, Mr. Noblitt, Mr. Ferguson and Mr. Niemier.
(2) Represents fees paid to Mr. Ferguson for independant consulting services provided to the Company in 1995 and 1994.

STOCK OPTIONS

     There were no stock options granted during fiscal year 1996 to any of the Company's executive officers named in the Summary Compensation Table.

     The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gain realized on exercise in fiscal year 1996 by the Company's executive officers named in the Summary Compensation Table. Mr. England and Mr. Niemier were the only executive officers identified in the Summary Compensation Table who exercised stock options in fiscal year 1996.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES



                                                         NUMBER OF UNEXERCISED OPTIONS          VALUE OF UNEXERCISED IN-THE-MONEY
                  SHARES ACQUIRED   VALUE REALIZED           AT MAY 31, 1996 (#)                    OPTIONS AT MAY 31, 1996 ($)
NAME              ON EXERCISE (#)          ($)        EXERCISABLE         UNEXERCISABLE         EXERCISABLE         UNEXERCISABLE
- ----              ---------------   --------------    -----------         -------------         -----------         -------------
Garry L. England       15,600         178,600             30,450               18,750              222,463               79,688

Charles E. Niemier      6,250          49,218                  -               18,750                    -               79,688

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES

POLICIES AND OBJECTIVES

     The Compensation Committee and the Stock Option Committee of the Board of Directors (collectively referred to herein as the "Committee") are responsible for administering the compensation and benefit programs for the Company's employees, including the executive officers. The Committee annually reviews and evaluates cash compensation and stock option grant recommendations made by the President and Chief Executive Officer for the executive officers (other than for himself) along with the rationale for such recommendations. The Committee examines these recommendations in relation to the Company's overall objectives and makes compensation recommendations to the Board of Directors for final approval. The Committee also sends to the Board of Directors for approval its recommendations on compensation for the President and Chief Executive Officer, who does not participate in the Committee's decisions as to his compensation package.

     The Company's current executive compensation policies and practices reflect the compensation philosophies of the Company's four founders - Dane A. Miller, Ph.D., Niles L. Noblitt, Jerry L. Ferguson and M. Ray Harroff. The Company is committed to maximizing shareholder value through performance and the Committee believes that superior performance by the Company's executive and management team is an essential element to reaching that goal. The program is designed to help achieve this objective by (1) attracting, retaining and rewarding highly qualified and productive persons; (2) relating compensation to both Company and individual performance; (3) establishing compensation levels that are internally equitable and externally competitive; and (4) encouraging an ownership interest and instilling a sense of pride in the Company which are consistent with the interests of the Company's shareholders.

     The Committee firmly believes that all employees (which the Company refers to as Team Members rather than "employees") play a critical role in the Company's success and, therefore, all employees participate in the Company's cash and equity compensation plans. The Committee continues to believe in one of the founding philosophies of the Company, that equity compensation in the form of stock options is an excellent incentive for all employees, including executive officers, and serves to align the interests of employees, management and shareholders.

     Based on these objectives, the compensation package of the executive officers consists of four primary elements: (1) base salary; (2) incentive bonuses; (3) stock options; and (4) participation in employee benefit plans.

     BASE SALARY. A base salary is set for each executive officer at the beginning of each calendar year by the Board of Directors after receiving a recommendation from the Committee. The Committee recommends to the Board of Directors what it believes to be an appropriate base salary for each executive officer based on the Company's performance, the executive officer's performance, the Company's future objectives and challenges and the current competitive environment. Base salaries are intended to be relatively moderate, but competitive. During fiscal year 1996, the base salary of the executive officers as a group increased approximately 9%.

     INCENTIVE BONUSES. The Company's policy is to base a significant portion of each executive officer's annual compensation on the financial performance of the Company. Approximately one-half of each executive officer's potential annual cash compensation is based upon the incentive bonus which is accrued and paid at the conclusion of each fiscal year. The bonus is determined on the basis of a formula which compares actual performance against targets which are established by the Committee and approved by the Board of Directors at the beginning of each fiscal year of the Company. The bonus targets are equally weighted between revenues growth and earnings growth of the Company during the fiscal year. The target bonus for each officer is determined by the Committee based upon the goals, objectives, responsibilities and length of service of each officer. The Committee may exercise some discretion in making bonus awards.

     STOCK OPTIONS. Stock options have always been a key element in the Company's long-term compensation program. The primary purpose of stock options is to provide executive officers and other employees with a personal and financial interest in the success of the Company through stock ownership, thereby aligning the interests of such persons with those of the Company's shareholders. This broad-based program is a vital element of the Company's goal to empower and motivate outstanding long-term contributions by employees within all levels of the Company. The Committee believes that stock options help to create an entrepreneurial environment within the Company and instill the spirit of a small company. Additionally, the Committee believes stock options provide broad incentives for the day-to-day achievements of all employees in order to sustain and enhance the Company's long-term performance.

     The Committee believes that the value of such stock options will reflect the financial performance of the Company over the long term. Because the Company's stock option program provides for a one-year waiting period before options may be exercised and an exercise price at fair market value as of the date of grant, executive officers and other employees benefit from stock options only when the Company's stock price increases over time. Individual executive officer stock option awards are based on level of responsibility, individual contribution, length of service and total number of Common Shares owned in relation to other executive officers in the Company. Currently, there are more than 1,250 employees below the executive officer level who have been awarded one or more stock options under this program and more than 85% of the option shares have been granted to employees other than executive officers.

     BENEFIT PLANS. The executive officers also participate in the Company's Profit Sharing Plan and the ESBP. All executive officers and employees having at least 90 days of service and are at least 18 years of age are eligible to participate in both plans. With respect to the Profit Sharing Plan, each year the Company, in its sole discretion, may match 50% of employee contributions up to a maximum amount equal to 5% of the employee's compensation, either in cash or in Common Shares of the Company, and contribute such amounts to the Profit Sharing Plan. All contributions to the Profit Sharing Plan are allocated to accounts maintained on behalf of each participating employee and, to the extent vested, are distributed to the employee upon retirement, death, disability or termination of service. Historically, the Company has made its contribution in the form of Common Shares of the Company. With respect to the ESBP, the Board of Directors may make contributions to the ESBP in the form of Common Shares or cash in such amounts, if any, as it may determine in its sole discretion, and participating employees may make voluntary contributions to the ESBP in amounts up to 10% of their annual compensation. The funds accumulated under the ESBP are invested by the trustee primarily in Common Shares of the Company. Distributions are made to employees at retirement, death, disability or termination of service, in Common Shares or, at the employee's option, in cash. Because a significant portion of the assets of both of these plans is invested in the Company's stock, both plans further serve to align the interests of employees, management and shareholders.

COMPENSATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

     The compensation for the Company's President and Chief Executive Officer, Dane A. Miller, Ph.D., is established by the Committee, without participation by Dr. Miller, and approved by the Board of Directors. Over the years, Dr. Miller has received modest increases in his cash compensation, notwithstanding the strong financial results of the Company. These modest increases reflect his cost-conscious management style and belief that the financial success of management should be closely aligned with shareholder interests through appreciation in the value of the Company's shares. Dr. Miller has never received a stock option and he does not participate in the Company's stock option program. Notwithstanding an increase in the Company's sales and earnings in excess of 18% for fiscal year 1996, the total compensation paid to Dr. Miller increased less than 11%.

     Under the leadership and vision of Dr. Miller and Niles L. Noblitt, Chairman of the Board, the Company and its shareholders continue to enjoy outstanding performance and success. The Committee and entire Board of Directors are proud to note that Dr. Miller and the other executive officers have been nationally recognized on several occasions as providing one of the best returns to shareholders relative to executive compensation.

     The Committee believes that the executive compensation programs and practices described above are conservative and fair to the Company's shareholders. The Committee further believes that these programs and practices serve the best interests of the Company and its shareholders.

                                Respectfully submitted,

                                Kenneth V. Miller, Chairman
                                Dane A. Miller, Ph.D.
                                Jerry L. Miller
                                Niles L. Noblitt

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's Common Shares with the cumulative total return of the Standard & Poor's 500 Composite Stock Index (the "S&P 500 Index") and the Standard & Poor's Medical Products and Supplies Industry Group Index (the "S&P Medical Index") for the five most recent fiscal years ended May 31. The comparison assumes $100 invested on May 31, 1991, in the Company's Common Shares and in each of the indices.


               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
       OF BIOMET, INC., THE S & P 500 INDEX AND THE S & P MEDICAL INDEX

                                                      S & P
YEAR ENDED     BIOMET,             S & P             MEDICAL
  MAY 31        INC.                500               INDEX
   1991         100                 100                100
   1992         122                 110                112
   1993          72                 123                 91
   1994          67                 128                 86
   1995         103                 154                126
   1996          97                 197                172

* $100 INVESTED ON 05/31/91 IN STOCK OR
  INDEX - INCLUDING REINVESTMENT OF
  DIVIDENDS. FISCAL YEAR ENDING MAY 31.



                              CERTAIN TRANSACTIONS

     L. Gene Tanner, a member of the Board of Directors of the Company, is an executive officer and director of the investment banking firm of NatCity Investments, Inc. which provided services to the Company during the past fiscal year and is expected to do so in the future.

     Marilyn Tucker Quayle, a member of the Board of Directors of the Company, is a partner in the law firm of Krieg, DeVault, Alexander and Capehart which provided services to the Company during the past fiscal year and is expected to do so in the future.

     C. Scott Harrison, M.D., a member of the Board of Directors, has served as Special Projects Advisor to the Company since January 1994. Prior thereto, Dr. Harrison was the President, Chief Executive Officer and

Chairman of the Board of Kirschner Medical Corporation from 1991 to
1994. The Board is utilizing his experience and talents to evaluate various acquisition and investment opportunities. Dr. Harrison serves as an independent contractor and reports to the Board of Directors. He is paid an annual fee of $100,000 for his services.

     Dane A. Miller, Ph.D., President and Chief Executive Officer and a member of the Board of Directors of the Company, is a majority shareholder in a corporation which provides the use of an aircraft to the Company on an as-needed basis. The Company pays a flat monthly fee of $20,800 to that corporation for the use of the aircraft. The Company made payments to that corporation of approximately $249,600 during the last fiscal year. The Board of Directors believes the rental rate and other terms of this arrangement to be no less favorable to the Company than would have been available in the absence of the relationship described.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

   For fiscal years 1992, 1993 and 1996, director Jerry L. Miller did not file on a timely basis under Section 16(a) of the Securities Exchange Act of 1934 eight (8) required reports relating to ten (10) transactions. All transactions involved sales of stock in the possession of an independent bank held in accounts on behalf of two trusts for the benefit of Mr. Miller's children for which Mr. Miller and the independent bank are co-trustees. Although Mr. Miller and the bank had agreed generally that sales on behalf of the trusts were appropriate, the bank periodically made such sales without advance consultation with Mr. Miller regarding the exact dates of sale. The late filings involved an aggregate of 32,000 shares, as to which Mr. Miller disclaims beneficial ownership and which represent less than 1.4% of Mr. Miller's total holdings of Biomet stock. To ensure that a similar situation does not occur in the future, Mr. Miller and the co-trustee have established clear procedures to ensure timely filings.

     Except for the transactions referenced above, to the Company's knowledge based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten percent beneficial owners were complied with on a timely basis during the fiscal year ended May 31, 1996.

         RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS (ITEM 2)

     Subject to ratification by the shareholders, the Board of Directors has selected Coopers & Lybrand L.L.P. as independent accountants for the Company for the fiscal year ending May 31, 1997. The Company has been advised by such firm that neither it nor any of its associates has any direct or material indirect financial interest in the Company.

     Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting and to be available to respond to appropriate questions concerning the audit for the fiscal year ended May 31, 1996.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If (a) any matters not within the knowledge of the Board of Directors as of the date of this Proxy Statement should properly come before the meeting; (b) a person not named herein is nominated at the meeting for election as a director because a nominee named herein is unable to serve or for good cause will not serve; (c) any proposals properly omitted from this Proxy Statement and the form of proxy should come before the meeting; or (d) any matters should arise incident to the conduct of the meeting, then the proxies will be voted in accordance with the recommendations of the Board of Directors of the Company.

                                     By Order of the Board of Directors,

                                     /s/  Daniel P. Hann

                                     Daniel P. Hann, Secretary
August 14, 1996